NINTH AMENDMENT TO

THE WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN

WHEREAS, Worthington Industries, Inc. (the “Company”) sponsors the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of certain employees of the Company and its affiliates;

WHEREAS, the Company wishes to amend the Plan to add the option to make in-Plan Roth conversions effective April 15, 2022.

NOW, THEREFORE, this Amendment shall be effective as of April 15, 2022.

1.
A new Plan Section 3.7 is hereby added to read as follows effective as of April 15, 2022:

3.7 In-Plan Roth Rollover Contributions

(a) Effective April 15, 2022, a Participant who is eligible to receive or receives from his Account an “eligible rollover distribution,” within the meaning of Code Section 402(c)(4), may elect in accordance with rules prescribed by the Administrator to roll over all or any portion of such distribution, other than any amount attributable to his Roth Contributions, as an In-Plan Roth Rollover Contribution. If a Participant makes an election pursuant to this Section, his In-Plan Roth Rollover Contribution shall be irrevocably designated as being made pursuant to, and intended to comply with, Code Section 402A and the nontaxable portion of his In-Plan Roth Rollover Contribution shall be included in his gross income for the taxable year in which the In-Plan Roth Rollover Contribution is made.

For purposes of eligibility for an "In-Plan Roth Rollover Contribution," the Plan will treat a Participant's surviving Spouse Beneficiary or Alternate Payee Spouse or former Spouse as a Participant and such individuals shall be permitted to make “In-Plan Roth Rollover Contributions.” A non-Spouse Beneficiary may not make an "In-Plan Roth Rollover Contribution."

(b) Special Rules Applicable to In-Plan Roth Rollover Contribution

Notwithstanding any other provision in the Plan to the contrary, any distribution from a Participant’s In-Plan Roth Rollover Contributions Sub-Account made after the Participant’s 5-taxable-year period of participation, as described in Code Section 402A(d)(2)(B), that is a qualified distribution under Code Section 402A(d)(2)(A), shall not be taxable to the Participant or his Beneficiary. A Participant’s 5-taxable-year period of participation shall begin on January 1 of the taxable year in which occurs the earliest of the following:

(i) the date the Participant first makes a Roth Contribution to the Plan that is not distributed as an “excess deferral” or “excess contribution” (as those terms are defined in Article VII) and is not returned as a permissible withdrawal in accordance with the provisions of Code Section 414(w); or

(ii) the date the Participant first makes an In-Plan Roth Rollover Contribution.

(c) For purposes of this Section 3.7, an “In-Plan Roth Rollover Contribution” means any Rollover Contribution of amounts held under the Plan made by a Participant pursuant to Code Section 402A(c)(4).

2.
A new Plan Section 3.8 is hereby added to read as follows effective as of April 15, 2022:

3.8 Separate Accounting for Designated Roth Rollover Contributions and In-Plan Roth Rollover Contributions

To the extent the Plan accepts In-Plan Roth Rollover Contributions, the Trustee shall account for such amounts separately from other Rollover Contributions. The Administrator shall maintain a record of the portion of a Participant’s In-Plan Roth Rollover Contributions Sub-Account that is not taxable upon distribution from the Plan. Earnings, losses, and other credits and charges shall be allocated on a reasonable and consistent basis among a Participant’s In-Plan Roth Rollover Contributions Sub-Account and his other Sub-Accounts under the Plan. No amounts other than In-Plan Roth Rollover Contributions and properly attributable earnings shall be credited to a Participant’s In-Plan Roth Rollover Contributions Sub-Account. Notwithstanding the foregoing, In-Plan Roth Rollover Contributions may be allocated to and held in a Participant’s Roth Contributions Sub-Account.

3.
Plan Section 15.3 is hereby amended to read as follows:

15.3 In-Service Distributions After Age 59½. Notwithstanding any Appendix that may purport to limit distributions, any Participant who has attained age 59½ may elect at any time to withdraw all or any portion of his Plan Accounts in the form of a lump sum. The Committee may adopt reasonable, non-discriminatory rules to administer such withdrawals.

4.
Plan Section 15.4 is hereby amended to read as follows:

15.4 In-Service Distributions After Age 70½. Unless otherwise required to be distributed pursuant to Section 14.4(b) of the Plan, notwithstanding any Appendix that may purport to limit distributions, aa Participant who attains age 70½ may, at any time, withdraw all or any portion of his Plan Accounts in the form of a lump sum or in the form of installments. The Committee may adopt reasonable, non-discriminatory rules to administer such withdrawals.

5.
A new Plan Section 15.7 is hereby added to read as follows effective as of April 15, 2022:

15.7 Distribution of In-Plan Roth Rollover Contributions

A Participant may withdraw amounts from the Participant's In-Plan Roth Rollover Contribution Account only when the Participant is eligible for a distribution from the Plan account that is the source of the "In-Plan Roth rollover contribution." To the extent distributable, a Participant’s In-Plan Roth Rollover Sub-Account may be separately accounted for under and distributed as part of a Participant’s Rollover Account. This Section 15.7 does not expand or eliminate any distribution rights on amounts that a Participant elects to treat as an "In-Plan Roth rollover contribution.

6.
Plan Section 25 is hereby amended to add the definition of In-Plan Roth 401(k) Contributions effective as of April 15, 2022:

“In-Plan Roth Rollover Contributions” shall mean those conversion contributions made in accordance with Section 3.7 effective as of April 15, 2022.

IN WITNESS WHEREOF, the undersigned has caused this Ninth Amendment to be executed by its duly authorized officer on this 14th day of April 2022.

WORTHINGTON INDUSTRIES, INC. By: /s/Patrick J. Kennedy Its: Patrick J. Kennedy – Vice President & Secretary